Exhibit 3.40

OPERATING AGREEMENT

OF

JAXPET, LLC

A FLORIDA Limited Liability Company
Organized Under Chapter 608, Florida Statutes

Dated as of March 6, 2000

OPERATING AGREEMENT

OF

JAXPET, LLC

A Florida Limited Liability Company

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.01	Definitions	1
1.02	Construction	3

ARTICLE II	ORGANIZATION	4

2.01	Formation	4
2.02	Name	4
2.03	Registered Office; Registered Agent; Principal Office	4
2.04	Purposes	4
2.05	Foreign Qualification	4
2.06	Term	5
2.07	Mergers and Exchanges	5
2.08	No State-Law Partnership	5

ARTICLE III	MEMBERSHIP; DISPOSITION OF INTERESTS	5

3.01	Initial Members	5
3.02	Representations and Warranties	5
3.03	Restrictions on the Disposition of an Interest	6
3.04	Additional Members	8
3.05	Dispositions of Interests in a Member	8
3.06	Information	8
3.07	Liability to Third Parties	9
3.08	Lack of Authority	9

ARTICLE IV	CAPITAL CONTRIBUTIONS	9

4.01	Initial Contributions	9
4.02	Subsequent Contributions	9
4.03	Failure to Contribute	9
4.04	Return of Contributions	11
4.05	Advances by Members	11
4.06	Capital Accounts	11

ARTICLE V	ALLOCATIONS AND DISTRIBUTIONS	12

5.01	Allocations	12
5.02	Distributions	12

ARTICLE VI	MANAGER	13

6.01	Management by Manager	13
6.02	Actions by Manager; Committees and Budget	15
6.03	Term of Office	15
6.04	Vacancies; Removal; Resignation	15
6.05	Chairman; Meetings; Action by Written Consent or Telephone Conference	15
6.06	Approval or Ratification of Acts or Contracts by Members	17
6.07	Compensation	17
6.08	Conflicts of Interest	17

ARTICLE VII	MEETINGS OF MEMBERS	18

7.01	Meetings	18
7.02	Voting List	19
7.03	Proxies	19
7.04	Conduct of Meetings	20
7.05	Action by Written Consent or Telephone Conference	20

ARTICLE VIII	INDEMNIFICATION	21

8.01	Right to Indemnification	21
8.02	Advance Payment	21
8.03	Indemnification of Officers, Employees and Agents	22
8.04	Appearance as a Witness	22
8.05	Nonexclusivity of Rights	22
8.06	Insurance	22
8.07	Member Notification	22
8.08	Savings Clause	23

ARTICLE IX	TAXES	23

9.01	Tax Returns	23
9.02	Tax Elections	23
9.03	“Tax Matters Member”	24

ARTICLE X	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	24

10.01	Maintenance of Books	24
10.02	Access to Required Records	24
10.03	Reports	24
10.04	Accounts	25

ARTICLE XI	BANKRUPTCY OF A MEMBER	25

2

11.01	Bankrupt Members	25

ARTICLE XII	DISSOLUTION, LIQUIDATION, AND TERMINATION	26

12.01	Dissolution	26
12.02	Liquidation and Termination	26
12.03	Deficit Capital Accounts	27
12.04	Articles of Dissolution	27

ARTICLE XIII	GENERAL PROVISIONS	28

13.01	Restrictive Covenants	28
13.02	Offset	29
13.03	Use of Name; Publicity	29
13.04	Notices	29
13.05	Entire Agreement; Supescedure	30
13.06	Effect of Waiver or Consent	30
13.07	Amendment or Modification	30
13.08	Binding Effect	30
13.09	Governing Law; Severability	31
13.10	Further Assurances	31
13.11	Waiver of Certain Rights	31
13.12	Indemnification	31
13.13	Notice to Members of Provisions of this Agreement	31
13.14	Counterparts	31

EXHIBIT A		1

EXHIBIT B		1

3

OPERATING AGREEMENT
OF
JAXPET, LLC
A Florida Limited Liability Company

This Operating Agreement of JAXPET, LLC (the “Agreement”), dated as of March 6, 2000, is (a) adopted unanimously by the Manager (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the undersigned, who are all of the Members (as defined below) of the Company (as defined below).

ARTICLE I
DEFINITIONS

1.01                           Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly Controls (as defined below), is controlled by, or is under common control with, the specified Person.

“Agreement” means this Operating Agreement as amended from time to time in accordance with the terms hereof.

“Act” means the Florida Limited Liability Company Act, Chapter 608, Florida Statutes.

“Articles” has the meaning given that term in Section 2.01.

“Bankrupt Member” means (except to the extent a Required Interest consents otherwise) any Member (a) that (i) makes an assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s or of all or any substantial part of the Member’s properties; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Florida are closed.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.06 hereof.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commitment” or Maximum Commitment” means, subject in each case to adjustments on account of Dispositions of Membership Interests permitted by this Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring that Membership Interest, the amount specified for that Member as its Maximum Commitment on Exhibit A, and (b) in the case of a Membership Interest issued pursuant to Section 3.04, the Commitment established pursuant thereto.

“Company” means JAXPET, LLC, a Florida limited liability company.

“Control” means (i) the possession, direct or indirect, of the power to cause the direction of managerial decisions whether through the ownership of voting securities, by contract or otherwise, or (ii) ownership of 20% or more of the equity interests by a Member or another Person controlling, controlled by, or under common control with such Member.

“Default Interest Rate” means a rate per annum equal to the lesser of (a) 9% plus a varying rate per annum that is equal to the interest rate publicly quoted by NationsBank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

“Delinquent Member” has the meaning given that term in Section 4.03(a).

“Designated Services” means PET Imaging services of the Company.

“Dispose,” “Disposing” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

“FBCA” means the Florida Business Corporation Act, Chapter 607, Florida Statutes.

“General interest Rate” means a rate per annum equal to the lessor of (a) a varying rate per annum that is equal to the interest rate publicly quoted by NationsBank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustment in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

“Lending Member” has the meaning given that term in Section 4.03(a)(ii).

“Manager” means any Person named in the Articles as an initial manager of the Company and any Person hereafter elected as a manager of the Company as provided in this Agreement, but does not include any Person who has ceased to be a manager of the Company.  The Members agree that, as of the date hereof, the Manager of the Company is USCC Florida Acquisition Corp.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person .who has ceased to be a member of the Company.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distribution (liquidating or otherwise), allocations, information, and to consent or approve.

“Permitted Transferee” has the meaning given that term in Section 3.03(b).

“Person” means any individual, general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative, association, or other legal entity or organization, and the successors and assigns of any of the foregoing where the context so admits; and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

“Proceeding” has the meaning given that term in Section 8.01.

“Regulations” has the meaning given that term in the introductory paragraph.

“Required Interest” means one or more Members having among them more than 60% of the Sharing Ratios of all Members.

“Sharing Ratio” with respect to any Member means a fraction (expressed as a percentage), the numerator of which is that Member’s Commitment and the denominator of which is the sum of the Commitments of all Members.

“USCC FLORIDA ACQUISITION CORP” means USCC FLORIDA ACQUISITION CORP, a Delaware corporation with its principal office in Jacksonville, Florida.

Other terms defined herein have the meanings specified in the section of this Agreement where it first appears, and in the absence thereof, shall have the meaning provided in the Act.

1.02                           Construction.  Whenever the context requires, the gender of all words used in these Regulations includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part thereof for all purposes.

ARTICLE II
ORGANIZATION

2.01                           Formation.  The Company has been organized as a Florida limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Act and the issuance of a certificate of organization for the Company by the State of Florida.

2.02                           Name.  The name of the Company shall be “JAXPET, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Manager may select from time to time.

2.03                           Registered Office; Registered Agent; Principal Office.  The registered office of the Company required by the Act to be maintained in the State of Florida shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Florida shall be the initial registered agent named in the Articles or such other Person or Persons as the Manager may designate from time to time in the manner provided by law.  As of the date of this Agreement, the principal office of the Company is 3599 University Blvd. South, Jacksonville, FL 32216  The Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of Florida.  The Company may have such other offices as the Managers may designate from time to time.

2.04                           Purposes.  The purposes of the Company are:

(a)                                  To acquire, install, and operate a mobile Positron Emission Tomography (“PET”) imaging facility (the “Mobile Unit”) at selected sites (the “Sites”) in accordance with all applicable ethical principles of practice through its employees and agents who are duly licensed or otherwise legally authorized to operate the Mobile Unit;

(b)                                 To own, lease, or otherwise control any kind or type of personal property necessary or appropriate for the Mobile Unit at the Sites;

(c)                                  To exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, limited liability companies of a similar character by the State of Florida; provided, however, that such powers, rights and privileges shall relate only to the business to be carried on at the Sites; and

(d)                                 To promote the delivery of quality health care and medical education in furtherance of the charitable and educational missions of any and all institutions with which JAXPET, LLC has entered into agreements or contracts.

2.05                           Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Florida , the Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Manager, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

2.06                           Term.  The Company commenced on the date the Secretary of the State of Florida issued a certificate of organization for the Company and shall continue in existence for the period fixed in the Articles for the duration of the Company, or such earlier time as this Agreement may specify.

2.07                           Mergers and Exchanges.  The Company may be a party to (a) a merger or (b) an exchange or acquisition of the type described in Section 607.1108 of the FBCA subject to the requirements of Section 6.01(b)(ii).

2.08                           No State-Law Partnership.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturee of any other Member of Manager, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE III
MEMBERSHIP; DISPOSITION OF INTERESTS

3.01                           Initial Members.  The initial members of the Company are the Persons executing this Agreement as of the date of this Agreement as Members, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement.

3.02                           Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)                                  in the case of a Member that is an entity: (i) that member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; (ii) if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and (iii) that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, Manager, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(b)                                 that member has duly executed and delivered this Agreement, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws or general application and by the effect of general principles of equity, regardless of whether considered at law or equity);

(c)                                  that Member’s authorization, execution, delivery, and performance of this Agreement do not and will not (i) conflict with, or result in a breach, default or violation of, (A)

the organizational documents of such Member (if it is an entity), (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitrary award to which that Member is subjected; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;

(d)                                 that Member is familiar with the existing or proposed business, financial condition, properties, operations, and prospects of the Company; it has asked such questions, and conducted such due diligence, concerning such matters and concerning its acquisition of Membership Interests as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction; it has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company; it understands that owning Membership Interests involves various risks, including the restrictions on the Disposition of an Interest set forth in Section 3.03, the lack of any public market for Membership Interests, the risk of owning its Membership Interests for an indefinite period of time and the risk of losing its entire investment in the Company; it is able to bear the economic risk of such investment; it is acquiring its Membership Interests for investment, solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution or otherwise Disposing of all or a portion of its Membership Interests; and it acknowledges that the Membership Interests have not been registered under the Securities Act or any other applicable federal or state laws, and that the Company has no intention, and shall not have any obligation, to register or to obtain an exemption from registration for the Membership Interests or to take action so as to permit sales pursuant to the Securities Act (including Rules 144 and 144A thereunder).

3.03                           Restrictions on the Disposition of an Interest.  This Section 3.03 shall not apply if there exists a binding Members’ Agreement providing for restrictions on the disposition of Membership Interests.  To the extent the provisions of a Members’ Agreement conflict with those herein, the provisions of the Members’ Agreement shall control.

(a)                                  Except as specifically provided in this Section 3.03, a Disposition of an interest in the Company may not be effected without the prior written consent of the Company and all of the other Members.  Any attempted Disposition by a Person of an interest or right, or any part thereof, in or in respect of the Company other than in accordance with this Section 3.03 shall be, and is hereby declared, null and void ab initio.

(b)                                 Notwithstanding the provisions of Section 3.03(a), the interest of any Member in the Company may be transferred without consent of the Manager or any of the Members if (i) the transfer occurs by reason of or incident to the dissolution, liquidation, merger or termination of the transferor Member, and (ii) the transferee is a Permitted Transferee.  A “Permitted Transferee” is a trust, corporation, limited liability company, or partnership which: (i) in the case of USCC FLORIDA ACQUISITION, is an affiliate, wholly owned subsidiary, or parent of USCC FLORIDA ACQUISITION , successor to USCC FLORIDA ACQUISITION’S interest by operation of law or as the result of the merger of USCC FLORIDA ACQUISITION, or to any entity which shall acquire a business segment of USCC FLORIDA ACQUISITION that is involved in the purposes set forth in this Operating Agreement, or to any entity that Controls, is Controlled by or is under common Control with USCC FLORIDA ACQUISITION.

(c)                                  Subject to the provisions of Section 3.03(d), (e), and (f), (i) a Person to whom an interest in the Company is transferred has the right to be admitted to the Company as a Member with the Sharing Ratio and the Commitment so transferred to such Person, if (A) the Member making such transfer grants the transferee the right to be so admitted, and (B) such transfer is consented to in accordance with Section 3.03(a); (ii) a Permitted Transferee under the circumstances described in Section 3.03(b) has the right to be admitted to the Company as a Member with the Sharing Ratio and the Commitment so transferred to the Permitted Transferee; and (iii) the Company or (with the permission of the Company, which may be withheld in its sole discretion) a Lending Member may grant the purchaser of a Delinquent Member’s interest in the Company at a foreclosure of the security interest therein granted pursuant to Section 4.03(b) the right to be admitted to the Company as a Member with such Sharing Ratio and such Commitment (no greater than the Sharing Ratio and the Commitment of the Member effecting such Disposition prior thereto) as they may agree.

(d)                                 The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this Section 3.03 have been satisfied and the Manager has received, on behalf of the Company, a document (i) executed by both the Member effecting the Disposition (or if the transfer is on account of the death, incapacity, or liquidation of the transferor, its representative) and the Person to which the Membership Interest or part thereof is Disposed, (ii) including the notice address of any Person to be admitted to the Company as a Member and its agreement to be bound by this Agreement in respect of the Membership Interest or part thereof being obtained, (iii) setting forth the Sharing Ratios and the Commitments after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed (which together must total the Sharing Ratio and the Commitment of the Member effecting the Disposition before the Disposition), and (iv) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including securities laws) and, if the Person to which the Membership Interest or part thereof is Disposed is to be admitted to the Company, its representation and warranty that the representations and warranties in Section 3.02 are true and correct with respect to that Person.  Each Disposition and, if applicable, admission complying with the provisions of this Section 3.03(d) is effective as of the first day of the calendar month immediately succeeding the month in which the Managers receive the notification of Disposition and the other requirements of this Section 3.03 have been met.

(e)                                  For the right of a Member to Dispose of a Membership Interest or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, (i) either (A) the Membership Interest or part thereof subject to the Disposition or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (B) the Company must receive a favorable opinion of the Company’s legal counsel or of other legal counsel acceptable to the Manager to the effect that the Disposition or admission is exempt from registration under those laws and (ii) the Company must have received a favorable opinion of the Company’s legal counsel or of other legal counsel acceptable to the Manager to the effect that the Disposition or admission, when added to the total of all other sales, assignments, or other Dispositions within the preceding 12 months, would not result in the

Company’s being considered to have terminated within the meaning of the Code.  The Manager, however, may waive the requirements of this Section 3.03(e).

(f)                                    The Member effecting a Disposition and any Person admitted to the Company in connection therewith shall pay, or reimburse the Company, all costs incurred by the Company in connection with the Disposition or admission (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 3.03(e)) on or before the tenth day after the receipt by that Person of the Company’s invoice for the amount due.  If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate.

3.04                           Additional Members.  Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members upon the vote of Members holding a Required Interest, on such terms and conditions as they determine at the time of admission.  The terms of admission or issuance must specify the Sharing Ratios and the Commitments applicable thereto and may provide for the creation of different classes or groups of Members and having different rights, powers, and duties.  The Manager shall reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by the Manager.  Any such admission also must comply with the provisions of Section 3.03(d)(i) and (ii) and is effective only after the new Member has executed and delivered to the Manager a document including the new Member’s notice address, its agreement to be bound by this Agreement, and its representation and warranty that the representation and warranties in Section 3.02 are true and correct with respect to the new Member.  The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests.

3.05                           Dispositions of Interests in a Member.  A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of section 708 of the Code or (b) without the consent of the Manager and a Required Interest, that Member shall cease to be controlled by substantially the same individuals who control it as of the date of its admission to the Company.  On any breach of the provisions of clause (b) of the immediately preceding sentence, the Company (in addition to any other legal remedies) shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member’s Membership Interest, all in accordance with Article 11.01 as if the breaching Member were a Bankrupt Member reducing the exercise price by 10% as a result of such breach.

3.06                           Information.

(a)                                  In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to Article 2.22 of the Act under the circumstances and subject to the conditions therein stated.

(b)                                 The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business.  Each

Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or a Manager, except for disclosures (i) compelled by law (but the Member must notify the Manager promptly of any request for that information before disclosing it if practicable), (ii) to advisers or representatives of the Member or Persons to which that Member’s Membership Interest may be Disposed as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.06(b), or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality.  The Members acknowledge that breach of the provisions of this Section 3.06(b) may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, the Members agree that the provisions of this Section 3.06(b) may be enforced by specific performance.

3.07                           Liability to Third Parties.  No Member or Manager shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

3.08                           Lack of Authority.  No Member (other than a Manager or an officer) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.01                           Initial Contributions.  Contemporaneously with the execution by such Member of this Agreement, each Member shall make the Initial Capital Contributions described for that Member in Exhibit A.

4.02                           Subsequent Contributions.  Without creating any rights in favor of any third party, each Member shall contribute to the Company, in cash, on or before the date specified as hereinafter described, that Member’s Sharing Ratio of all monies that in the judgment of the Manager is necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities.  Members shall have no obligation to guarantee or otherwise become contingently liable for any indebtedness or other liabilities of the Company.  The Manager shall notify each Member of the need for Capital Contributions pursuant to this Section 4.02 when appropriate, which notice must include a statement in reasonable detail of the proposed uses of the Capital Contributions and a date (which date may be not earlier than the fifth Business Day following each Member’s receipt of its notice) before which the Capital Contributions must be made.  Notices for Capital Contributions must be made to all Members in accordance with the Sharing Ratios.

4.03                           Failure to Contribute.

(a)                                  If a Member does not contribute by the time required all or any portion of a Capital Contribution that Member is required to make as provided in this Agreement, the Company may exercise, on notice to that Member (the “Delinquent Member”), one or more of the following remedies:

(i)            taking such action (including, without limitation, court proceedings) as the Manager may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default, together with interest thereon at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Delinquent Member;

(ii)           permitting the other Members in proportion to their Sharing Ratios or in such other percentages as they may agree (the “Lending Member”, whether one or more), to advance the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:

(A) the sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement,

(B) The principal balance of the loan and all accrued unpaid interest thereon is due and payable in whole on the tenth day after written demand therefore by the Lending Member to the Delinquent Member,

(C) the amount lent bears interest at the Default Interest Rate from the day that the advance is deemed made until the date that the loan together with all interest accrued on it, is repaid to the Lending Member,

(D) all distributions from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the loan and all interest accrued on it have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest and then to principal),

(E) the payment of the loan and interest accrued on it is secured by a security interest in the Delinquent Member’s Membership Interest, as more fully set forth in Section 4.03(b), and

(F) the Lending Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings) that the Lending Member may deem appropriate to obtain payment by the Delinquent Member of the loan and all accrued and unpaid interest on it, at the cost and expense of the Delinquent Member;

(iii)          exercising the rights of a secured party under Chapter 697, Florida Statutes as more fully set forth in Section 4.03(b); or

(iv)          exercising any other rights and remedies available at law or in equity.

(b)           Each Member grants to the Company, and to each Lending Member with respect to any loans made by the Lending Member to that Member as a Delinquent Member pursuant to

Section 4.03(a)(ii), as security, equally and ratably, for the payment of all Capital Contributions that member has agreed to make and the payment of all loans and interest accrued on them made by Lending Members to that Member as a Delinquent Member pursuant to Section 4.03(a)(ii), a security interest in and a general lien on its Membership Interest and the proceeds thereof, all under Chapter 697, Florida Statutes On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued on it, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Chapter 697, Florida Statutes with respect to the security interest granted in this Section 4.03(b).  Each Member shall execute and deliver to the Company and the other Members all financing statements and other instruments that the Manager or the Lending Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 4.03(b).  At the option of the Manager or a Lending Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

4.04                           Return of Contributions.  A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions.  A non-repaid Capital Contribution is not a liability of the Company or of any Member.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.05                           Advances by Members.  If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the Manager’s consent may advance all or part of the needed funds to or on behalf of the Company.  An advance described in this Section 4.05 is not a Capital Contribution and, therefore, shall neither increase the Member’s capital account nor entitle the Member to any increase in its share of the distributions of the Company.  The amount of any such advance shall constitute a loan from the Member to the Company and bear interest at the General Interest Rate from the date of the advance until the date of payment..

4.06                           Capital Accounts.  A capital account shall be established and maintained for each Member.  Each Member’s capital account (a) shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under section 752 of the Code), and (iii) allocations to that Member of the Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas.Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas.Reg. § 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of the property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in section 705(a)(2)(B) of the Code, and (iv) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treas.Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Treas.Reg. § l.704-l(b)(4)(i) or § 1.704(b)(4)(iii).  The Members’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas.Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas.Reg.§§ 1.704-1(b)(2)(iv) and

1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas.Reg. § 1.704-1(b)(2)(iv)(g).  A Member that has more than one Membership Interest shall have a single capital account that reflects all its Membership Interests, regardless of the class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired.  On the transfer of all or part of a Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas.Reg. § 1.704- 1(b)(2)(iv)(l).

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.01                           Allocations.

(a)                                  Except as may be required by section 704(c) of the Code and Treas. Reg. § 1.704-3, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

(b)                                 All items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the regulations thereunder.

5.02                           Distributions.

(a)                                  A cash reserves account (“Cash Reserves Account”) will be established and maintained by Company at a rate of 5% of annual sales, but in no event less than $50,000.00, or otherwise as determined by the Required Interest Members.  Thereafter, distributions will be made to the Members, in accordance with their Sharing Ratios on a monthly basis, the first payment to be made on the fifteenth day of the month following six complete months of operation of the Mobile Facility and on the fifteenth day of each month thereafter.  Notwithstanding the foregoing, from time to time (but at least once each calendar quarter) the Manager shall determine in its reasonable judgment whether the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and the Cash Reserves Account (the “Expenses”).  If the Company’s cash on hand does not exceed the Expenses, the Manager may elect not to distribute to the Members.

(b)                                 From time to time the Manager also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations.  Immediately prior to such a distribution, the capital accounts of the Members shall be adjusted as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(f).

ARTICLE VI
MANAGER

6.01                           Management by Manager.

(a)                                  Except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law, and subject to the provisions of Section 6.02, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager, which the Members agree that, as of the date hereof, is USCC FLORIDA ACQUISITION, or a representative selected by USCC FLORIDA ACQUISITION ; and (ii) the Manager may make all decisions and take all actions for the Company not otherwise provided for in this Agreement including, without limitation, the following:

(i)                                     entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(ii)                                  establish locations for the facilities to deliver PET Imaging Services and the route locations for the mobile PET centers.

(iii)                               opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iv)                              maintaining the assets of the Company in good order;

(v)                                 overseeing the billing of services of the Company and collecting sums due the Company;

(vi)                              to the extent that fluids of the Company are available therefore, paying debts and obligations of the Company;

(vii)                           acquiring, utilizing for Company purposes, and Disposing of any asset of the Company;

(viii)                        borrowing money or otherwise committing the credit of the Company for Company activities in an amount not to exceed $50,000 in the aggregate outstanding at any one time on a secured or unsecured basis, or refinance or modify any loan to the Company which affects the assets of the Company or make voluntary prepayments or extensions of debt;

(ix)                                selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(x)                                   obtaining insurance for the Company;

(xi)                                determining distributions of Company cash and other property as provided in Section 5.02; and

(xii)                             establishing a seal for the Company.

The Members agree that the Company Manager shall:

(i)                                     execute on behalf of the Company, Mobile PET imaging services agreements and such other documents as are necessary in connection with the purposes of the Company;

(ii)                                  execute any lease, sublease or financing agreements for the use of a Mobile Unit(s); and

(iii)                               conduct the business of the Company in general accord with the strategic business plan and budget of the Company as approved by the Members.

Notwithstanding anything contained in this Agreement to the contrary, the powers delegated to the Manager by this Section 6.01 shall be automatically revoked upon the occurrence of any of the following events: (a) the entry of a final non-appealable judgment against the Company for an amount in excess of $150,000, or (b) the filing of a petition in bankruptcy by or against the Company, or (c) the insolvency of the Company.  To the extent powers are not delegated to the Manager or delegated powers are terminated, such powers shall thereafter be considered Reserved Powers to be exercised only upon a vote of a Required Interest of the Members.

(b)                                 Notwithstanding the provisions of Section 6.01(a), the Manager may not cause the Company to do any of the following without complying with the applicable requirements (if any) set forth below:

(i)                                     sell, lease, exchange or otherwise dispose of (other than by way of a pledge, mortgage, deed of trust or trust indenture) all or substantially all the Company’s property and assets (with or without good will), other than in the usual and regular course of the Company’s business, without complying with the applicable procedures set forth in the Act, including, without limitation, the requirement in the Act regarding approval by the Members (unless such provision is rendered inapplicable by another provision of applicable law);

(ii)                                  be a party to (i) a merger, or (ii) an exchange or acquisition of the type described in the Act, without complying with the applicable procedures set forth in the Act; and

(iii)                               amend or restate the Articles, without complying with the applicable procedures set forth in the Act.

(iv)                              Notwithstanding the foregoing, items 6.01 (b) (i) (ii) and (iii) may be affected by the Required Interests Members.

6.02                           Actions by Manager; Committees and Budget.

(a)                                  In managing the business and affairs of the Company and exercising its powers, the Manager shall act individually, or in the event the number of Managers is increased, collectively through meetings and written consents pursuant to Section 6.05.

(b)                                 The Manager shall submit to the Members for approval, a proposed Budget for each fiscal year on or before one month prior to the beginning of the fiscal year.  Any budget item not approved by a Required Interest of Members shall be deleted from the Budget.  The term “Budget” means any budgetary report required pursuant to this Section, each of which reports must include, without limitation, an operating and capital budget and projected income and cash flow statement for the Company.

6.03                           Term of Office.  The Manager shall hold office for the term of two years and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal.  Unless otherwise provided in the Articles, the Manager need not be a Member, affiliate of a Member or resident of the State of Florida or any other state where conducting its business.

6.04                           Vacancies; Removal; Resignation.  Any Manager position to be filled by reason of an increase in the number of Managers may be filled by election at an annual or special meeting of Members called for that purpose.  Any vacancy occurring other than by reason of an increase in the number of Managers shall be filled by election at an annual or special meeting of the Members called for that purpose and may only be filled by the Member entitled to fill such position.  A Manager elected to fill a vacancy occurring other than by reason of an increase in the number of Managers shall be elected for the unexpired term of his predecessor in office.  At any meeting of Members at which a quorum of Members is present called expressly for that purpose, or pursuant to a written consent adopted pursuant to this Agreement, the Manager, or if there is an increase in the number of managers, then the Managers, may be removed, with or without cause, by a Required Interest.  Any Manager may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Members, or, if there has been an increase in the number of mangers, then by the remaining Managers.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

6.05                           Chairman; Meetings; Action by Written Consent or Telephone Conference.  This section 6.05 shall only apply in the event the number of Managers is ever increased beyond one (1) Manager.  Otherwise, it shall have no application to the conduct of the one (1) Manager provided under this Operating Agreement.

(a)                                  The right to designate the Managers shall be allocated among the members as follows: USCC FLORIDA ACQUISITION shall designate three (3) Managers.

(b)                                 The Managers shall be presided over by a Chairman, who shall be selected at the first Meeting as scheduled in this section.  The Chairman shall thereafter be selected by the Managers on an annual basis, and shall serve two (2) year terms as provided in Section 6.03.

(c)                                  Unless otherwise required by law or provided in the Articles or this Agreement, a majority of the total number of Managers fixed by, or in the manner provided in, the Articles or this Agreement shall constitute a quorum for the transaction of business of the Managers, provided that, such majority includes at least two (2) Managers appointed by USCC FLORIDA ACQUISITION.  The act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, provided that, such majority includes the vote of at least two (2) managers appointed by USCC FLORIDA ACQUISITION.  A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Manager who voted in favor of such action.

(d)                                 Meetings of the Managers may be held at such place or places as shall be determined from time to time by resolution of the Managers.  At all meetings of the Managers, business shall be transacted in such order as shall from time to time by determined by resolution of the Managers.  Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(e)                                  In connection with any annual meeting of Members, at which Managers were elected, the Managers may, if a quorum is present, hold its first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members.  Notice of such meeting at such time and place shall not be required.

(f)                                    Regular meetings of the Managers shall be held at such times and places as shall be designated from time to time by resolution of the Managers.  Notice of such regular meetings shall not be required.

(g)                                 Special meetings of the Managers may be called by any Manager on at least 24 hours notice to each other Manager.  Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for the Articles or this Agreement.

(h)                                 Any action permitted or required by the Act, the FBCA the Articles or to be taken at a meeting of the Managers or any committee designated by the Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers or members of such committee, as the case may be.  Such consent shall have the same force and effect as unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Department of State of Florida, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers or any such committee, as the case may be.  Subject to the requirements of the Act, the FBCA, the Articles or this

Agreement for notice of meetings, unless otherwise restricted by the Articles, Managers, or members of any committee designated by the Managers, may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, expect where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.06                           Approval or Ratification of Acts or Contracts by Members.  The Manager in its discretion may submit any act or contract for approval or ratification of any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by a Required Interest shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

6.07                           Compensation.  Prior to the determination of the allocations and distributions provided in Article V, the Company shall pay the following amounts:

(a)                                  The Manager shall be entitled to be reimbursed for reasonable and verifiable out-of-pocket costs for travel and other expenses incurred in the course of their service hereunder.  The Manager shall receive such compensation, if any, for its services as may be designated from time to time by a Required Interest.  Either USCC FLORIDA ACQUISITION , or a Person Controlled by it shall provide day to day management services to the Company.  The Company shall pay the cost of such services on a monthly basis at the rate of six percent (6%) of the prior month’s sales; provided, however, the management fees or a portion thereof shall accrue and not be distributed to the extent that payment will result in a reduction in the Cash Reserves Account below $50,000.00.

6.08                           Conflicts of Interest.  Subject to the other express provisions of this Agreement, each Manager, Member and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company except for the excluded counties referred to in Exhibit B, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein.  The Company may transact business with any Manager, Member, officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties and such transactions are fully disclosed to the managers and are approved by a Required Interest of the Members.

6.09                           Officers.

(a)                                  The Manager may, from time to time, designate one or more Persons to be officers of the Company.  No officer need be a resident of the State of Florida, of any State where the Company conducts it business, a Member or a Manager.  Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them.  The Manager may assign titles to particular officers.  Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the FBCA, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office.  Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same Person.

(b)                                 Any officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any officer may be removed as such, either with or without cause, by the Manager whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed.  Designation of an officer shall not of itself create contract rights.  Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Manager.

ARTICLE VII
MEETINGS OF MEMBERS

7.01                           Meetings.

(a)                                  A quorum shall be present at a meeting of Members if the holders of a Required Interest are represented at the meeting in person or by proxy.  With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the Sharing Ratios of all Members entitled to vote is required by the Act, the affirmative vote of a Required Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

(b)                                 All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Florida, as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 7.05.

(c)                                  Notwithstanding the other provisions of the Articles or this Agreement, the chairman of the meeting or the holders of a Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting.  If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Required Interest.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d)                                 An annual meeting of the Members, for the election of the Manager and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Florida, on such date and at such time as the Manager shall fix and set forth in the notice of the meeting, which date shall be within 13 months subsequent to the date of organization of the Company or the last annual meeting of Members, whichever most recently occurred.

(e)                                  Special meetings of the Members for any proper purpose or purposes may be called at any time by the Manager or the holders of the Required Interest .  If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member first signs the notice of that meeting.  Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

(f)                                    Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Person calling the meeting, to each Member entitled to vote at such meeting.  If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at his address provided for in Section 13.02, with postage thereon prepaid.

(g)                                 The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Manager declaring a distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Members entitled to receive such distribution.

(h)                                 The right of Members to cumulative voting in the election of a new Manager to replace the initial Manager, USCC FLORIDA ACQUISITION , is expressly prohibited.

7.02                           Voting List.  The Manager shall make, at least ten days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the Sharing Ratios held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours.  Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting.  The original membership records shall be prima-facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of members.  Failure to comply with the requirements of this Section shall not affect the validity of any action taken at the meeting.

7.03                           Proxies.  A Member may vote either in person or by proxy executed in writing by the Member.  A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section.  Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Manager, before or at the time of the meeting or execution of the written consent, as the case may be.  All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Manager, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.  No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one.

7.04                           Conduct of Meetings.  All meetings of the Members shall be presided over by the chairman of the meeting, who shall be the Manager (or representative thereof).  The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

7.05                           Action by Written Consent or Telephone Conference.  (a)) Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of not less than the minimum Sharing Ratios that would be necessary to take such action at a meeting at which the holders of all Sharing Ratios entitled to vote on the action were present and voted.  Every written consent shall bear the date of signature of each Member who signs the consent.  No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section, a consent or consents signed by the holder or holders of not less than the minimum Sharing Ratios that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business, or the Manager.  Delivery shall be by hand or certified or registered mail, return receipt requested.  Delivery to the Company’s principal place of business shall be addressed to the Manager.  A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section.  Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

(a)                                  The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Manager.  Delivery shall be by hand or by certified or registered Mail, return receipt requested.  Delivery to the Company’s principal place of business shall be addressed to the Manager.

(b)                                 If any action by Members is taken by written consent, any articles or documents filed with the Department of State of Florida as a result of the taking of the action shall state, in lieu of any statement required by the Act or the FBCA concerning any vote of Members, that written consent has been given in accordance with the provisions of the Act and the FBCA and that any written notice required by the Act and the FBCA has been given.

(c)                                  Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VIII
INDEMNIFICATION

8.01                           Right to Indemnification.  Subject to the limitations and conditions as provided in this Article VIII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager of the Company or while a Manager of the Company is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act and the FBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The rights granted pursuant to this Article VIII shall be deemed contract rights, and no Amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability but shall exclude actions arising under theories of gross negligence or willful misconduct.

8.02                           Advance Payment.  The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.01 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Manager of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

8.03                           Indemnification of Officers, Employees and Agents.  The Company, by adoption of a resolution of the Manager, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Manager under this Article VIII; and, the Company may indemnify and advance expenses to Persons who are not or were not Managers, officers, employees or agents of the Company but who are or were serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Manager under this Article VIII.

8.04                           Appearance as a Witness.  Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse expenses incurred by a Manager in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

8.05                           Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a Manager or other Person indemnified pursuant to Section 8.03 may have or hereafter acquire under any law (common or statutory), provision of the Articles or this Agreement, agreement, vote of Members or disinterested Managers or otherwise.

8.06                           Insurance.  The Company may purchase and maintain insurance, at its expense, to the extent and in such amounts as the Manager shall, in its sold discretion, deem reasonable, to protect itself and any Person who is or was serving as a Manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VIII.

8.07                           Member Notification.  To the extent required by law, any indemnification of or advance of expenses to a Manager in accordance with this Article VIII shall be reported in writing to the Members with or before the Notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

8.08                           Savings Clause.  If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Manager or any other Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.  No member shall be obligated to contribute to the Company to satisfy the Company’s indemnification obligations.

ARTICLE IX
TAXES

9.01                           Tax Returns.  The Manager shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.02.  Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

9.02                           Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)                                  to adopt December 31, 2001 as the end of the Company’s fiscal year if that option is available under the relevant provisions of the Code, otherwise the Company shall adopt the calendar year as its fiscal year;

(b)                                 to adopt the accrual method of accounting and to keep the Company’s tax reporting books and records on the income-tax method;

(c)                                  if a distribution of Company property as described in section 734 of the Code occurs or if a transfer of a Membership Interest as described in section 743 of the Code occurs, on written request of any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties;

(d)                                 to elect to amortize the organizational expenses of the Company and the startup expenditures of the Company under Section 195 of the Code ratably over a period of 60 months as permitted by section 709(b) of the Code; and

(e)                                  any other election the Manager may deem appropriate and in the best interests of the Members.

Neither the Company nor any Manager or Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement (including, without limitation, Section 2.08) shall be construed to sanction or approve such an election.

9.03                           “Tax Matters Member.  USCC FLORIDA ACQUISITION shall be the “tax matters member” of the Company pursuant to section 6231(a)(7) of the Code and shall take such action as may be necessary to cause each other Member to become a “notice member” within the meaning of section 6223 of the Code.  The “tax matters member” shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters member” by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other member copies of all significant written communications it may receive in that capacity.  The “tax matters member” may not take any action contemplated by section 6222 through 6232 of the Code without the consent of a Required Interest, but this sentence does not authorize such Manager (or any other Manager) to take any action left to the determination of an individual Member under sections 6222 through 6232 of the Code.

ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01                     Maintenance of Books.  The Company shall keep books and records of accounts, minutes of the proceedings of its Members, its Manager and each committee of the Manager, and all other records that Section 608.4101, Florida Statutes, requires the Company to maintain (the “Required Records”).  The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the capital accounts of the Members shall be maintained in accordance with Section 4.06.

10.02                     Access to Required Records.

(a)                                  After giving reasonable advance notice to the Company, any Member may inspect and review the Required Records and may, at the Member’s expense, have the Company make copies of any portion of all of the Records.

(b)                                 Unless the Company agrees otherwise, all Member access to the Required Records must take place during the Company’s regular business hours.  The Company may impose additional reasonable conditions and restrictions on Members’ access to the Required Records, including specifying the amount of advance notice a Member must give and the charges imposed for copying.

10.03                     Reports.  On or before the 120th day following the end of each fiscal year during the term of the Company, the Manager shall cause each Member to be furnished with a balance sheet, an income statement, and a statement of change in Members’ capital of the Company for, or as of the end of, that year certified by a recognized firm of independent certified public accountants.  These financial statements must be prepared in accordance with accounting principles generally employed for accrual-basis records consistently applied (except as therein noted) and must be accompanied by a report of the certified public accountants certifying the statements and stating that (a) their examination was made in accordance with generally accepted auditing standards and, in their opinion, the financial statements fairly present the financial position, financial results of operations, and changes in Members’ capital in accordance with accounting principles generally employed for accrual-basis records consistently applied (except as therein noted) and (b) in making the examination and reporting on the financial statements described above, nothing came to their attention that caused them to believe that (i) the income and revenues were not paid or credited in accordance with the financial and accounting provisions of this Agreement, (ii) the costs and expenses were not charged in accordance with the financial and accounting provisions of this Agreement, or (iii) the Manager or any Member failed to comply in any material respect with the financial and accounting provisions of this Agreement, or if they do conclude that the Manager or a Member so failed, specifying the nature and period of existence of the failure.  The Manager also may cause to be prepared or delivered such other reports as they may deem appropriate.  The Company shall bear the costs of all these reports.

10.04                     Accounts.  The Manager shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Manager determines.  The Manager may not commingle the Company’s funds with the funds of any Member; however, Company funds may be invested in a manner the same as or similar to the Manager’s investment of their own funds or investments by their Affiliates.

ARTICLE XI
BANKRUPTCY OF A MEMBER

11.01                     Bankrupt Members.  This Section 11.01 shall not apply if there exists a binding Members’ Agreement providing for restrictions on the disposition of Membership Interests.  To the extent the provisions of a Members’ Agreement conflict with those herein, the provisions of the Members’ Agreement shall control.  Subject to Section 12.01(c), if any Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Manager to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and on the exercise of this option the Bankrupt Member or its representative shall sell, its Membership Interest.  The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt member (or its representative) and the Manager; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, either such Person, by notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in that notice.  If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Middle District of Florida, Jacksonville Division then senior in service to designate an independent appraiser.  The determination of the independent appraiser, however designated, is final and binding on all parties.  The Bankrupt Member and the Company each shall pay one-half of the costs of the appraisal.  The purchaser shall pay the fair market value as so determined in four equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries thereof.  The payment to be made to the Bankrupt Member or its representative pursuant to this Section 11.01 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed pursuant to Article 5.02(D) of the Act.

ARTICLE XII
DISSOLUTION, LIQUIDATION, AND TERMINATION

12.01                     Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)                                  the written consent of a Required Interest;

(b)                                 the expiration of the period fixed for the duration of the Company set forth in the Articles;

(c)                                  entry of a decree of judicial dissolution of the Company under Section 608.441 of the Act.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

12.02                     Liquidation and Termination.  On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Members as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager.  The steps to be accomplished by the liquidator are as follows:

(a)                                  as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)                                 the liquidator shall cause the notice described in Section 608.4421 of the Act to be mailed to each known creditor of and claimant against the Company in the manner described in such Section 608.4421 ;

(c)                                  the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d)                                 all remaining assets of the Company shall be distributed to the Members as follows:

(i)                                     the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the members;

(ii)                                  with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the members if there were a taxable disposition of that property for the fair market value of the property on the date of distribution; and

(iii)                               Company property shall be distributed among the Members in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which the liquidation of the partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 12.02.  The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Article 5.02(D).  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.03                     Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Sharing Rations, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

12.04                     Articles of Dissolution.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Manager (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Department of State of Florida , cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the Company.  Upon the issuance of a certificate of dissolution by the Secretary of State of Florida , the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE XIII
GENERAL PROVISIONS

13.01                     Restrictive Covenants.

(a)                                  The Members acknowledge that (i) the Company is engaged in a highly competitive business and is therefore entitled to protect itself from any competition that may likely result in the event that a Member, during or following the termination of his or its association with the Company, competes with the business of the Company; (ii) in order to maximize the Company’s success, the Company may disclose to the Members its trade secrets and other proprietary information (the “Proprietary Information”); and (iii) the restrictive covenants set forth in this Section (hereinafter, the “Restrictive Covenants”) are part of the essential consideration for the execution by the Members of this Agreement.  Accordingly, the Members acknowledge that the Restrictive Covenants are reasonable and necessary in order to protect the Company’s legitimate business interests.

(b)                                 During the term of this Agreement, the Members agree, within the Non-Compete Area (hereinafter defined), not to directly or indirectly, operate, engage in, provide financial assistance to, own any interest in, or otherwise affiliate with any venture or business that is competitive with the business of the Company.  Additionally, the Members shall each cause their respective officers, directors, employees, agents and others similarly associated with the Member to execute such non-competition agreements as the Members deem appropriate for the protection of the Company.  In the event the Company is dissolved or otherwise no longer pursues its purpose as stated in Section 2.04 this restriction shall no longer continue in effect.  If a Member terminates its membership in the Company or is compelled to withdraw from the Company due to the Member’s default, this restriction shall continue in effect for five (5) years from the date of termination or withdrawal.  The “Non-Compete Area” is described in Exhibit B attached hereto.

(c)                                  Each Member agrees not to divert or attempt to divert from the Company any business the Company had secured or solicited from its customers, suppliers, referral sources or other entities at any time during the period in which the Member was associated with the Company.

(d)                                 Each Member agrees not to hire or solicit the services of any employee or independent contractor of the Company (including employees leased by the Company from a Member) during the period of such Person’s employment with or retention by the Company.

(e)                                  The Restrictive Covenants shall be given the broadest lawful and enforceable scope permissible for the protection of the business interests of the Company.  The Members acknowledge that any violation of a Restrictive Covenant by a Member would result in irreparable injury to the Company and the other Member and the remedies at law for such breach would be inadequate.  Therefore, in the event of a breach by a Member of any Restrictive Covenant, the Company shall be entitled to temporary, interlocutory and permanent injunctive relief, in addition and without prejudice to any and all other remedies at law or in equity available under the circumstances.  The duration of any of the Restrictive Covenants shall be extended by any period in which a Member is in breach thereof.

(f)                                    In the event a provision contained in any Restrictive Covenant shall be declared by a court of competent jurisdiction to be illegal or unenforceable in whole or in part, then the offending provision automatically shall be deemed modified to conform to the minimum requirements of law.  The provision as modified, together with all other provisions hereof, shall be given full force and effect.

(g)                                 Proprietary Information must be clearly labeled as such.  The Members agree to maintain all Proprietary Information of the Company in strict confidence.  Proprietary Information shall cease to be treated as such at such time as it becomes part of the public domain.  Each Member shall use at least the same degree of care in safeguarding the Proprietary Information as such Member uses in safeguarding his or its own confidential information, but in no event shall such Member exercise less then due diligence and care.

13.02                     Offset.  Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

13.03                     Use of Name; Publicity.  The Members agree to consult each other and reach mutual agreement before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  No Member shall use the name or logos of any other Member or such Member’s affiliates without that Member’s prior written consent.

13.04                     Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it.  All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 3.03(d) or 3.05, or such other address as that Member may specify by notice to the other Members.  Any notice, request, or consent to the Company or the Managers must be given to the Managers at the following address:

If to Company:	Jeffrey A. Goffman
3599 University Blvd. South
Suite #1000
Jacksonville, FL 32216
Phone-(561)784-0802
Fax-(561)795-1281

With a copy to:	Nathan D. Goldman, Esquire
Stoneburner Berry & Goldman, P.A.
225 Water St. Suite 2050

Jacksonville, Florida 32202
Phone-(904)354-8888
Fax-(904)354-5244

If to USCC FLORIDA	Jeffrey A. Goffman
ACQUISITION:	3599 University Blvd. South
Suite #1000
Jacksonville, FL 32216
Phone-(561)784-0802
Fax-(561)795-1281

Whenever any notice is required to be given by law, the Articles or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.05                     Entire Agreement; Supescedure.  This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.06                     Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.07                     Amendment or Modification.  This Agreement may be amended or modified from time to time only by a written instrument adopted by the Manager and executed and agreed to by a Required Interest; provided, however, that (a) an amendment or modification reducing a Member’s Sharing Ratio or increasing its Commitment (other than to reflect changes otherwise provided by this Agreement) is effective only with that Member’s consent, (b) an amendment or modification reducing the required Sharing Ratio or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Members having the Sharing Ratio or other measure theretofore required, and (c) amendments of the type described in Section 3.04 may be adopted as therein provided.

13.08                     Binding Effect.  Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement are binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

13.09                     Governing Law; Severability.  THIS AGREEMENT AND THE RIGHTS OF THE MEMBERS HEREUNDER ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT-OF-LAWS RULES OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

13.10                     Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.11                     Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.12                     Indemnification.  To the fullest extent permitted by law, each Member shall indemnify the Company, each Manager and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorneys’ fees) they may incur on account of any breach by that Member of this Agreement.

13.13                     Notice to Members of Provisions of this Agreement.  By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Membership Interests set forth in Article III.  Each Member hereby agrees that this Agreement constitute adequate notice of all such provisions, including, without limitation, any notice requirement under the FBCA and Chapter 678, Florida Statutes, and each Member hereby waives any requirement that any further notice thereunder by given.

13.14                     Counterparts.  This Agreement may be executed in any number of counterparts with same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

IN WITNESS WHEREOF, following adoption of this Agreement by the Manager, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

USCC FLORIDA ACQUISITION, INC.

By:	/s/ Jeffrey A. Goffman
Jeffrey A. Goffman, Vice Chairman

Date of Execution:

EXHIBIT A

Name, Address and Initial Capital Contribution of Each Member	Initial Sharing Ratios

USCC FLORIDA ACQUISITION, INC.	100%

Initial Capital Contribution:

$ 100

Exhibit B
Non-Compete Area

Excluded Florida Counties:  Duval, Clay, Putnam, and St. Johns